Exhibit 3.46

AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF WHITNEY RANCH VILLAGE 5 LLC is made as of the 4 day of May, 2006, by and among IHP INVESTMENT FUND III, L.P., a California limited partnership (“IHP”), WILLIAM LYON HOMES, INC., a California corporation (“Lyon”), and WHITNEY RANCH VILLAGE 5 LLC, a Delaware limited liability company (“Company”)

WHEREAS, IHP and Lyon entered into the Limited Liability Company Agreement of the Company, dated October 11, 2004 (“Original Agreement”).

WHEREAS, IHP has assigned its interest as a member in the Company to Lyon as of the date hereof, and IHP desires to withdraw as a member in the Company. Prior to such assignment, IHP and Lyon were the only members in the Company.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. As of the date hereof, the members acknowledge and agree that IHP has withdrawn from the Company as a member.

2. Lyon hereby assumes the obligations and liabilities attendant to the membership interest of IHP. Lyon acknowledges and agrees that IHP has performed all obligations required of IHP under the Original Agreement prior to the date hereof.

3. HIP, Lyon and Company agree and acknowledge that the Original Agreement is hereby amended to allow (a) the resignation and withdrawal of IHP as a member of the Company; (b) the exclusion of IHP from all statutory obligations to the Company and Lyon, including without limitation, liabilities relating to the return of cash or property to the Company and distributions of Company assets, which liabilities Lyon shall be deemed to have expressly and exclusively assumed, together with the sole obligation to make contributions to the Company as provided by law or in the Original Agreement, as hereby amended, with IHP being expressly excluded from liability for the same; and (c) the performance of all acts and execution and delivery of all documents contemplated by the Membership Interest Purchase and Sale Agreement and the exhibits thereto executed contemporaneously herewith, to the extent not otherwise allowed by the Original Agreement. IHP, Lyon, and Company further agree and acknowledge that the transactions contemplated by the Membership Interest Purchase and Sale Agreement and the exhibits thereto executed contemporaneously herewith are in accordance with the terms of the Original Agreement as hereby amended.

“Lyon”	WILLIAM LYON HOMES, INC.
a California corporation

	By:	/s/ Richard S. Robinson
Richard S. Robinson
Senior Vice President

	By:	/s/ Michael D. Grubbs
Michael D. Grubbs
Senior Vice President

“IHP”	IHP INVESTMENT FUND III, L.P.
a California limited partnership

	By:	Institutional Housing Partners III L.P., a California limited partnership, its General Partner

		By:	IHP Capital Partners, a California corporation, its General Partner

			By:	/s/ Saul B. Pinto
Saul B. Pinto
Senior Vice President

			By:	/s/ Donald S. Grant
Donald S. Grant
Executive Vice President

“COMPANY”	WHITNEY RANCH VILLAGE 5 LLC,
a Delaware limited liability company

	By:	William Lyon Homes, Inc.,
a California corporation, its Managing Member

		By:	/s/ Richard S. Robinson
Richard S. Robinson
Senior Vice President

		By:	/s/ Michael D. Grubbs
Michael D. Grubbs
Senior Vice President